UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
(Amendment No. 1)
Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
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Preliminary Proxy Statement

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Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

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Definitive Proxy Statement

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Definitive Additional Materials

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Soliciting Material under §240.14a-12

JAGUAR HEALTH, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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No fee required.

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Fee paid previously with preliminary materials.

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Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11.

EXPLANATORY NOTE
On November 28, 2022, Jaguar Health, Inc. (the “Company”) filed with the Securities and Exchange Commission (the “SEC”) a definitive proxy statement (the “Proxy Statement”) for the Special Meeting of Stockholders to be held on January 20, 2023 (the “Special Meeting”) to consider and vote on, among other proposals, a proposal to approve, pursuant to Nasdaq Marketplace Rule 5635(d) (“Rule 5635(d)”), the issuance of the Company’s voting common stock, par value $0.0001 per share (the “Common Stock”) (and/or securities convertible into or exercisable for the Common Stock) equal to 20% or more of the Common Stock outstanding before the issuance in one or more non-public capital raising transactions (“Proposal 2”). This Amendment No. 1 to the Proxy Statement is being filed to correct certain information in the Proxy Statement relating to Proposal 2 as set forth below.
To the extent that the information in this Amendment No. 1 differs from, updates or conflicts with the information contained in the Proxy Statement, the information in this Amendment No. 1 shall amend and supersede the information in the Proxy Statement. Except as so amended or superseded, all information set forth in the Proxy Statement remains unchanged and important for your consideration before voting. Accordingly, we encourage you to read this Amendment No. 1 carefully and in its entirety together with the Proxy Statement.
If you already voted, a vote cast “for,” “against” or “abstain” on Proposal 2 will be counted as a vote “for,” “against” or “abstain” on Proposal 2 as described in the Proxy Statement and as corrected pursuant to this Amendment No. 1, respectively. If you have not yet voted and wish to vote by mail using the proxy card, any votes cast “for,” “against” or “abstain” on Proposal 2 will be counted as votes cast “for,” “against” or “abstain” on Proposal 2 as described in the Proxy Statement and as corrected in this Amendment No. 1, respectively. All previously cast votes for the other proposals will also continue to be valid for the Annual Meeting, unless revoked or changed as described in the Proxy Statement or this explanatory note.
If you already voted and wish to revoke your proxy, you may do so by (a) delivering to the Secretary of the Company at or before the Special Meeting a written notice of revocation bearing a later date than the proxy, (b) duly executing a subsequent proxy and delivering it to the Secretary of the Company at or before the Special Meeting, or (c) attending the Special Meeting and voting in person (although attendance at the Special Meeting will not in and of itself constitute revocation of a proxy). Any written notice revoking a proxy should be delivered at or prior to the Special Meeting to: Jaguar Health, Inc., 200 Pine Street, Suite 400, San Francisco, CA 94104, Attention: Jonathan S. Wolin. Beneficial owners of our Common Stock who are not holders of record and wish to change their voting direction should contact their bank, brokerage firm or other custodian, nominee or fiduciary to inquire about how to make that change.
AMENDMENT TO THE PROXY STATEMENT
The terms used below, unless otherwise defined, have the meanings set forth in the Proxy Statement. Underlined text shows text being added to and strikethrough text shows text being removed from a referenced disclosure in the Proxy Statement.
The following underlined disclosure should be added to the second bullet point under the third paragraph under the heading “Stockholder Approval Requirement” on page 16 of the Proxy Statement:
the purchase price of the securities offered (which may consist of shares of convertible preferred stock or convertible promissory notes) will be no less than either (i) $0.11 per share of Common Stock (subject to adjustment for stock splits, reverse stock splits, stock dividends and similar transactions effected prior to the offerings) or (ii) a 15% discount to the Minimum Price (as defined under Nasdaq Listing Rule 5635(d)) as of the date of the definitive agreement for any such offering;